     Exhibit 10.12
INDEPENDENT CONTRACTOR AGREEMENT
          This Independent Contractor Agreement (“Agreement”) is entered into as of January 23, 2008, by and between Darby Engineering, LLC (“Independent Contractor”) and Energy Recovery, Inc., a Delaware corporation (“Company”).
          1. Position. Company agrees to engage Contractor as an independent contractor to provide engineering consulting services (“Services”) for the Company identified on the attached Appendix A. Contractor will furnish at Contractor’s sole expense, all applicable licenses and permits required to perform the Services.
          2. Term and Termination. This Agreement will become effective as of January 23, 2008 and shall continue for an initial minimum period of twelve (12) months after that date, and thereafter on a month-to-month basis.
          This Agreement may be terminated by Company at any time for cause effective immediately upon notice of termination from Company. Upon termination for cause, Contractor shall be entitled to receive only accrued but unpaid compensation as of the date of termination for authorized Services of its Employee actually performed as of that date. For purposes of this Agreement, “termination for cause” shall include, but not be limited to: (a) material violation of this Agreement not cured within thirty (30) days after written notice of the breach from Company; (b) any act of Contractor or the Employee exposing Company to liability to others for personal injury or property damage; or (c) automatically on the occurrence of any of the following: (i) bankruptcy or insolvency of Contractor, (ii) any attempted assignment of this Agreement by Contractor, or (iii) the death or permanent and total disability of the Employee.
          This Agreement may be terminated by Contractor by providing thirty days written notice. Said notice shall be properly addressed and delivered to the Company in accordance with the provisions of Section 12 of this Agreement. Contractor will insure that all property belonging to the Company will be returned by the effective date of termination. In addition, Contractor will insure that all invoices for services performed prior to the date of termination will be submitted no later than thirty days from the termination effective date.
          3. Compensation. In consideration for Services to be rendered by Contractor, and provided that Contractor performs all of its obligations hereunder, Company shall pay Contractor pursuant to the terms set forth in the attached Appendix B. Except for the compensation specified in this Agreement, Contractor shall receive no other compensation or reimbursement of any nature from Company, with respect to the services to be provided under this Agreement by Employee, and specifically shall not receive medical, life or other insurance, workers’ compensation, vacation, sick days or holiday benefits, or any other benefits. If any local, state or federal or other governmental license, excise or other taxes are imposed on any sums due Contractor, Company is authorized, if so required, to withhold or deduct such taxes applicable or proportionate to the sums otherwise due Contractor.
          4. No Reimbursement. Contractor will not be reimbursed for any expenses, whether or not reasonable and necessary, incurred in the rendering of services under this Agreement, unless the Company has approved such expenses in writing in advance.

          5. Contractor’s Responsibilities.
          (a) Contractor shall not have the power to enter into contracts on behalf of Company, nor shall Contractor represent that it has such power.
          (b) Contractor will determine the method, details, and means of performing the Services and may at its own expense, employ such agents or employees as it deems necessary to perform the Services. Company may not control, direct, or supervise Contractor’s agents or employees in the performance of the Services and it shall not be liable for any expenses or costs relating to Contractor’s agents or employees unless Company has agreed in writing, prior to the time such expenses or costs are incurred, to reimburse Contractor for such expenses.
          (c) Contractor agrees to accept exclusive liability for the payment of any and all payroll taxes, self-employment taxes, and social security and other contributions that are based on the compensation paid to Contractor hereunder or on the wages, salaries, or other remuneration paid to the agents or employees of Contractor, if any. Contractor shall reimburse and indemnify and defend Company for and against any such taxes or contributions that Company may be compelled to pay.
          (d) Contractor may select its own specific time or period of time to perform the Services.
          (e) Contractor agrees to act in a manner that will not detrimentally affect the operation or reputation of Company while performing the Services pursuant to this Agreement. Company will not provide Contractor with any training as to the methods or techniques to be used by Contractor in performing Services, and Company shall have no control as to the manner and means, techniques or methods by which Contractor accomplishes the Services.
          (f) Contractor and Employee acknowledge that the Company will continually develop Confidential Information, that the Employee may develop Confidential Information for the Company and that the Employee may learn of Confidential Information during the course of employment under this engagement. Each of Contractor and the Employee agrees that, except as required for the proper performance of their respective duties for the Company, they will not, directly or indirectly, use or disclose any Confidential Information, as defined below. The Employee understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination. The term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions (including computer programs and any upgrades thereto), mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques whether in draft, preliminary or final form; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.
          (g) Contractor agrees that all Confidential Information which it creates or to which it has access as a result of its engagement is and shall remain the sole and exclusive property of the Company. Except as required for the proper performance of their respective duties, neither the

Contractor nor the Employee will copy any documents, discs, tapes or other media containing Confidential Information (“Documents”). Each will return to the Company immediately after this engagement terminates, and at such other times as may be specified by the Company, all Documents and copies of Confidential Information and all other property of the Company then in their respective possession or control, including, but not limited to, computers, mobile telephones, facsimile machines, and paging and other communications devices.
          (h) The parties agree that the damages to Company caused by breach of this Agreement by either Contractor or Employee are impracticable of ascertainment, and that Company’s remedy at law would therefore be inadequate; consequently, the obligations of each of Contractor and the Employee hereunder may be specifically enforced by injunction or other equitable remedies. The existence of a claim of any nature by either of them against Company shall not constitute a defense to the enforcement by Company of this Agreement.
          6. Independent Contractor Status. The Services rendered pursuant to this Agreement are for a specified price for a specified result, and Contractor is under the control of Company as to the result of the Services only, and not as to the means by which such result is accomplished. Contractor acknowledges that it is an independent contractor and that:
          (a) Company is under no obligation to Contractor to maintain public, professional, product or other liability insurance to covet risks, if any, to Contractor.
          (b) Contractor is excluded from the benefits of any workers’ compensation insurance maintained by Company. To the extent desired by Contractor, adequate levels of medical and disability insurance coverage should be maintained by Contractor to provide benefits in the event that Contractor or its personnel sustain injuries while performing Services pursuant to this Agreement. Contractor is excluded from receiving any unemployment and disability insurance benefits through Company.
          (c) Company shall not make deductions from the compensation of Contractor for any foreign, federal or state income tax withholding, Federal Insurance Contribution Act, state disability funds, or Federal Unemployment Tax Act
          (d) Contractor is excluded from coverage of any foreign, state and/or federal labor laws that regulate the payment of wages, included but not limited to, minimum wage and overtime provisions.
          7. Outside Activities. During the term of this Agreement, Contractor is free to offer its services to the general public. This Agreement is not intended to create an exclusive contractual relationship between Contractor and Company.
          8. Cooperation After Notice of Termination of Agreement. Following any notice of termination of this Agreement or the expiration of this Agreement pursuant to Section 2 above, Contractor shall cooperate with Company in all matters relating to the winding up of its pending work on behalf of Company and the orderly transfer of any such pending work to such other persons as may be designated by Company prior to termination.
          9. Assignment. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The rights and obligations of Contractor are personal in nature and may not be assigned without Company’s prior written consent, which may be withheld in the absolute discretion of Company.
          10. Arbitration —Damages —Governing Law. Any dispute, claim or controversy arising out of or related to this Agreement, except with respect to a claim for equitable relief, shall be resolved by arbitration in San Francisco, California, USA, under the Commercial Rules and auspices of the American Arbitration Association , San Francisco Regional Office (the “Association”). Any such arbitration shall be conducted by a panel of three arbitrators, one nominated by each of Company, on the one hand, and all other parties, on the other hand, within 15 days after confirmation of notice of filing of the demand is sent by the Association, and the third, who shall be an attorney at law admitted to practice in California, and who shall be selected by the Association from its Commercial Panel of Arbitrators in accordance with Rule R-15 of the Commercial Rules of the Association. THE ARBITRATORS SHALL HAVE NO POWER TO AWARD, NOR SHALL ANY PARTY HAVE ANY RIGHT TO, ANY PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF USE OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The award of the arbitrators shall be in writing and shall be in accord with applicable law and shall be binding and conclusive on all parties, and an award based thereon may be entered in any court of competent jurisdiction. All costs, (including without limitation arbitrators’ fees and reasonable attorneys’ fees) of the prevailing party (or parties) shall be borne by the losing party; or in the event of a partial award for a party hereto, such costs shall be awarded in proportion to such partial award as determined by the arbitrators. Furthermore, in any action with respect to a claim for equitable relief, or for any provisional remedy pending arbitration, or for confirmation of the awards of the arbitrators following arbitration, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees. Notwithstanding the foregoing, nothing in this Section 10 shall be construed to preclude either party from seeking provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights under this Agreement pending arbitration (provided that no such provisional remedies shall be sought as a means to avoid arbitration. This Agreement shall be construed in accordance with the laws of the State of California, USA, applying to contracts made and to be performed in California, USA.
          11. Entire Agreement. This Agreement and its attached appendices constitute the entire Agreement between the parties respecting the provision of Services on behalf of Contractor to Company, and there are no other representations, warranties or commitments concerning such subject matter. This Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions with respect to the subject matter of this Agreement between Contractor and Company, whether oral or written. This Agreement may be amended only by an instrument in writing executed by each party. CONTRACTOR AND EMPLOYEE EXPRESSLY ACKNOWLEDGE THAT THEY HAVE READ THE TERMS OF THIS AGREEMENT AND HAVE HAD THE OPPORTUNITY TO DISCUSS THOSE TERMS WITH CONTRACTOR’S COUNSEL.
          12. Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered by hand or facsimile transmission to any officer of Company or to Contractor, as the case may be, transmitted or addressed as provided beneath each party’s signature to this Agreement (or such other address as either party may designate by written notice to the other party in accordance with this Section 12).

          13. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          14. Savings Clause. Should any valid and applicable foreign, federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.
          15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.
          16. Number and Gender. As used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.
          17. Language. This Agreement is written in the English language. If it is translated into any other language, the provisions of the English language version shall prevail over those of any translation.
          IN WITNESS WHEREOF, Company and Contractor have executed this Agreement as of the day and year first hereinabove set forth.

Contractor:			Company:

Darby Engineering, LLC			Energy Recovery, Inc.

By:	/s/ C. Peter Darby		By:	/s/ Rick Stover
	Print Name C. Peter Darby			Print Name Rick Stover
	Title:	Managing Member		Title:	CTO

1421 Glenwood Drive			Address: 1908 Doolittle Drive

Gardnerville, NV 89460			San Leandro, California 94577 USA

FAX: 775-265-1023			Fax: 510-483-7371
Contractor’s Employee Information if Different from above: (as to Sections 5, 10 and 11 only):

Name:	Telephone:

Address:	Mobil Phone:

Fax:

APPENDIX A
DESCRIPTION OF SERVICES TO BE PERFORMED
Consulting engineering and project management services on various projects specified from time to time by the Company and generally described as product and business development projects.

APPENDIX B
Payment of Fees for Services
The Company and Contractor mutually commit to providing a minimum of eight days of work per month.
Billing and payment shall be monthly in an amount equal to the sum total of the amount due for each day worked in the month, or in the case of partial days worked, day equivalents based on ten hours per day, according to the following schedule:

1. For each day worked at Darby Engineering LLC office:	$1,000

2. For each day worked at ERI, San Leandro:	$1,200 plus reimbursement of

* out-of-pocket expenses for transportation only

3. For each day worked away from Contractor’s office and ERI:	$1,200 plus reimbursement of all normal and customary

* out-of-pocket travel expenses

*	Expenses out of scope of assigned projects
     Where service is requested by the Company for a client, Contractor will be provided a request in writing with a description of services to be performed as well as payment method.
     Where service is contracted independently by a third party approved by Company, Contractor shall bill the third-party client directly unless instructed otherwise in writing.

     Expenses that are outside the scope of this agreement shall be reimbursed to the Contractor by Company upon presentation of original receipts. Expenses for airfare will be “economy” rate; hotels must be at 3-star hotels if possible.